Exhibit 99.1

221 East Hickory Street

Mankato, Minnesota 56001

FOR IMMEDIATE RELEASE	Contact:	David Christensen
CFO
507-387-3355

Jennifer Spaude
Investor Relations
507-386-3765

HickoryTech Second Quarter 2007 Earnings Results

$3.2 million net income largest in eight years

MANKATO, Minn., July 31, 2007—HickoryTech Corp. (Nasdaq: HTCO) today reported financial results for the second fiscal quarter ended June 30, 2007.  The company reported total second quarter revenues of $45.6 million, a 34 percent growth over the same period in fiscal 2006. Net income for the second quarter was $3.2 million, up 136 percent from the comparable period last year.  The previously announced one-time IntereXchange Carrier (IXC) settlement accounted for $1.9 million of revenue and $1.1 million of the after-tax net income in the company’s second quarter 2007 results.  The Enventis Sector continued its robust growth trend recording a 127 percent increase in net income following the 143 percent increase of the first quarter of 2007.

Highlights for the second quarter 2007 as compared to second quarter 2006

•                  34 percent increase in revenues

•                  72 percent increase in operating income

•                  105 percent increase in income from continuing operations

•                  136 percent increase in net income, after the loss from discontinued operations

•                  150 percent increase in diluted earnings per share

•                  66 percent increase in Enventis revenues

•                  $2.4 million reduction in long-term debt in the second quarter of 2007

Consolidated Results for the Second Quarter 2007

HickoryTech’s consolidated operating revenues for the second quarter were $45.6 million, an increase of 34 percent compared to the second quarter of 2006.  This, HickoryTech’s sixth consecutive quarter of comparative revenue increase was due to the continued revenue growth in the company’s Enventis Sector coupled with the previously reported settlement with a large IXC recorded in the Telecom Sector.  The 66 percent Enventis revenue growth over the same quarter last year was driven by a 79 percent growth in Enterprise Network Services (equipment sales and service) and 31 percent growth in Transport Services (wholesale and retail transport and hosted IP services) revenues.  Excluding the one-time IXC settlement, consolidated revenue growth for the second quarter totaled 28 percent.

HickoryTech’s consolidated operating income for the second quarter totaled $7.7 million, an increase of 72 percent compared to the second quarter of 2006.  The primary drivers for the increase are the Enventis operating income increase of $0.9 million and the previously announced settlement of $1.9 million.

Consolidated income from continuing operations for the second quarter 2007 totaled $3.3 million, up from $1.6 million in the same period of 2006. Excluding the one-time IXC settlement, operating income and income from continuing operations for the quarter increased 30 percent and 34 percent respectively.

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“Our overall results demonstrate the strengtvnh of our business model, our continued success in achieving strong growth in our Enventis Sector and our stability and competitiveness within our Telecom Sector,” said John Finke, HickoryTech president and chief executive officer.  “While our Q2 results benefited from the one-time IXC settlement, our second quarter’s revenue and net income growth within our core businesses underscores our ability to grow our network equipment, transport and broadband services.”

Telecom Sector (before inter-segment eliminations)

In the second quarter of 2007, the Telecom Sector experienced many positive results with increasing broadband revenue; an increase in network access revenue, stable operating income and reduced capital expenditures.  Excluding the $1.9 million pre-tax IXC settlement, which is recorded in network access revenue, the Telecom Sector performance was positive.

Key Telecom Sector metrics for the second quarter 2007 as compared to same period 2006

•                  Pre-elimination Telecom Sector revenues increased to $20.6 million versus $18.9 million.

•                  Broadband revenues grew 25 percent to $2.3 million, versus $1.8 million.  The increase in these revenues, which include DSL, data and Digital TV services, outpaced the decline in local access revenues.  DSL lines increased 17 percent, totaling 16,677.  Digital TV lines posted a 53 percent increase totaling 5,194.

•                  Network access revenues were $9.4 million a 27 percent increase. Excluding the one-time $1.9 million IXC settlement, network access revenues were higher than last year. This higher trend is expected to revert to a pattern of year-over-year declines in the third quarter based on anticipated access revenue declines and interstate rate changes which went into effect July 1, 2007.

•                  Local service revenue declined 7.6 percent due to competition and price compression in rates charged to wireless carriers.  For the year, our local lines declined 3.3 percent, a decline that continues to be less than that of industry peers.

Enventis Sector (before inter-segment eliminations)

Enventis Sector revenue in the second quarter was $25.2 million, consisting of $20 million from Enterprise Network Services (ENS) and $5.2 million from Enterprise Transport Services (ETS).  Enventis total revenues increased $10.1 million, or 66 percent compared with the second quarter of 2006.  The increase in Enventis operating income for the second quarter was $0.9 million, up 126 percent compared with the same quarter in 2006.  Enventis is a key catalyst of the HickoryTech growth strategy and a strong contributor to consolidated operating income in the second quarter of 2007.  The 79 percent growth in ENS revenue was driven by success in large IP telephony and data sales and the ETS revenue growth of 31 percent is attributed to strong wholesale transport growth and increased demand for our hosted unified communications solution.

Capital Expenditures and Debt

HickoryTech reported capital expenditures of $3.3 million for the second quarter 2007 and $6.0 million for the first six months.  Investments supported the fiber network upgrades and network expansions as well as success-based network improvements.  This investment was $4.2 million less than the first six months of 2006 and is part of a planned reduction of capital expenditures from the $21 million level of 2006.  The long-term debt balance was $136.7 million as of June 30, 2007, representing a $2.4 million reduction in the second quarter of 2007.

Future Outlook

Due to increasing business success, coupled with the one-time $1.9 million pre-tax IXC settlement, the company is updating its future expectations for 2007 full-year results to the following ranges:

Total Revenues	$150 million to $157 million
Net Income	$7.7 million to $8.3 million
CAPEX	$17 million to $19 million
Debt Balance end of 2007	$135 million to $137 million

Webcast Details

Further information on the results of the second quarter 2007 will be discussed during the company’s quarterly conference call and webcast with investors on Aug. 1, 2007 at 9 a.m. CT.  Investors may access the webcast through a link on HickoryTech’s investor relations page at www.hickorytech.com.  A telephone replay of the conference call will be available from noon Aug. 1 through Aug. 8, 2007. The replay number is +1 888 286 8010; enter pass code 62832141.

About HickoryTech

HickoryTech Corporation (NASDAQ:  HTCO), headquartered in Mankato, Minn., offers integrated communication products and services to business and residential customers over a regional fiber network.  The company is in its 110th year of operation and has approximately 400 employees. The Telecom Sector, with facilities-based operations in Minnesota and Iowa, offers local voice, long distance, high-speed Internet, Digital TV, and IP networking services to residential and business customers.  In addition, the Telecom Sector develops telecom and carrier access billing solutions and customer management systems. The Enventis Sector provides IP-based voice, data and network solutions to businesses across a five-state region. For more information, visit www.hickorytech.com.

Forward Looking Statement

Certain statements included in this press release that are not historical facts are “forward-looking statements.” Such forward-looking statements are based on current expectations, estimates and projections about the industry in which HickoryTech operates and management’s beliefs and assumptions. The forward-looking statements are subject to uncertainties. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Except as required by federal securities laws, HickoryTech undertakes no obligation to update any of its forward-looking statements for any reason.

Consolidated Statement of Operations

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
(Dollars in Thousands)	2007	2006	2007	2006
Revenues:
Telecom Sector	$20,448	$18,912	$39,485	$37,568
Enventis	25,154	15,178	43,044	29,262
Total Revenues	45,602	34,090	82,529	66,830

Costs and Expenses:
Cost of sales, Enventis	16,559	8,456	26,873	16,139
Cost of services, (excluding depreciation and amortization)	10,778	10,982	21,695	21,356
Selling, general and administrative expenses, (excluding depreciation and amortization)	5,891	5,708	11,727	11,873
Depreciation	4,432	4,207	8,936	8,253
Amortization of intangibles	289	293	578	586
Total costs and expenses	37,949	29,646	69,809	58,207
Operating income	7,653	4,444	12,720	8,623

Interest and other income	47	36	131	65
Interest expense	(2,031)	(1,830)	(4,213)	(3,478)

Income from continuing operations before income taxes	5,669	2,650	8,638	5,210
Income tax provision	2,415	1,063	3,616	2,090
Income from continuing operations	3,254	1,587	5,022	3,120

Discontinued operations
Loss from operations of discontinued component	(13)	(355)	(15)	(595)
Income tax benefit	(5)	(142)	(6)	(238)
Loss from discontinued operations	(8)	(213)	(9)	(357)
Net income	$3,246	$1,374	$5,013	$2,763

Reconciliation of operating income to EBITDA:
Operating income	$7,653	$4,444	$12,720	$8,623
Add:
Depreciation	4,432	4,207	8,936	8,253
Amortization of intangibles	289	293	578	586
EBITDA	$12,374	$8,944	$22,234	$17,462

(Not in thousands)

Basic earnings per share - continuing operations:	$0.25	$0.12	$0.38	$0.24
Basic loss per share - discontinued operations:	(0.00)	(0.02)	(0.00)	(0.03)
	$0.25	$0.10	$0.38	$0.21
Dividends per share	$0.12	$0.12	$0.12	$0.12
Basic weighted average common shares outstanding	13,247,508	13,151,626	13,241,079	13,142,770

Diluted earnings per share - continuing operations:	$0.25	$0.12	$0.38	$0.24
Diluted loss per share - discontinued operations:	(0.00)	(0.02)	(0.00)	(0.03)
	$0.25	$0.10	$0.38	$0.21

Diluted weighted average common and equivalent shares outstanding	13,247,508	13,154,710	13,241,079	13,146,141

Consolidated Balance Sheets

(unaudited)

(In Thousands Except Per Share Amounts)	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$410	$84
Receivables, net of allowance for doubtful accounts of $980 and $851	28,022	20,780
Inventories	9,169	11,294
Deferred income taxes	815	815
Prepaid expenses	1,636	1,903
Other	945	1,662
Total current assets	40,997	36,538

Investments	3,830	3,554

Property, plant and equipment	311,037	309,264
Less accumulated depreciation	160,591	156,429
Property, plant and equipment, net	150,446	152,835

Other assets:
Goodwill	25,239	25,239
Intangible assets, net	2,562	3,140
Financial derivative instruments	593	2,489
Deferred costs and other	2,869	3,105
Total other assets	31,263	33,973

Total assets	$226,536	$226,900

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Checks written in excess of available cash balances	$—	$1,475
Short-term financing	11,949	7,719
Accounts payable	3,565	4,211
Accrued expenses	5,175	5,167
Accrued interest	390	447
Accrued income taxes	522	4,528
Advanced billings and deposits	3,365	3,488
Current portion - post retirement benefits	279	212
Current maturities of long-term obligations	1,603	1,560
Total current liabilities:	26,848	28,807

Long-term liabilities:
Debt obligations, net of current maturities	135,089	141,529
Accrued income taxes	6,814	—
Deferred income taxes	14,536	15,332
Deferred revenue	1,930	2,596
Accrued employee benefits and deferred compensation	8,719	8,550
Total long-term liabilities:	167,088	168,007

Total liabilities	193,936	196,814

Commitments and contingencies (Note 8)	—	—

Shareholders’ equity:
Common stock, no par value, $.10 stated value shares authorized: 100,000
Shares issued and outstanding: 13,254 in 2007 and 13,208 in 2006	1,325	1,321
Additional paid-in capital	10,376	9,992
Retained earnings	20,225	18,323
Accumulated other comprehensive income	674	450
Total shareholders’ equity	32,600	30,086

Total liabilities and shareholders’ equity	$226,536	$226,900

Telecom Sector Recap

(unaudited, before inter-segment eliminations)

	Three Months Ended June 30		Six Months Ended June 30
(Dollars in Thousands)	2007	2006	2007	2006
Revenues:
Local Service	$4,227	$4,576	$8,675	$9,171
Network Access	9,378	7,415	16,737	14,756
Long Distance	1,297	1,254	2,629	2,402
Data	1,715	1,486	3,391	2,877
Internet	1,130	1,131	2,256	2,284
Digital TV	536	318	1,025	603
Directory	899	903	1,784	1,797
Message Processing & Billing	514	534	1,203	1,222
Intersegment	111	32	218	64
Other	752	1,295	1,785	2,456
Total Telecom Revenues	$20,559	$18,944	$39,703	$37,632

Costs and Expenses:
Cost of services, excluding depreciation and amortization	7,158	8,049	15,013	15,738
Selling, general and administrative expenses, excluding depreciation and amortization	3,373	3,182	6,646	6,343
Depreciation and amortization	3,789	3,713	7,702	7,290
Operating income	$6,239	$4,000	$10,342	$8,261

Income from Continuing Operations, net of tax	$3,736	$2,395	$6,175	$5,025

Capital Expenditures	$2,288	$3,848	$3,934	$7,075

Key Metrics
Access Lines	67,022	69,307
Long Distance Customers	41,287	40,788
Internet Customers	20,526	19,205
DSL Customers	16,677	14,282
Digital TV Customers	5,194	3,389

Enventis Sector Recap

 (unaudited, before inter-segment eliminations)

	Three Months Ended June 30		Six Months Ended June 30
(Dollars In Thousands)	2007	2006	2007	2006
Revenues before eliminations:
Enterprise Network Services	$19,968	$11,144	$33,145	$21,175
Enterprise Transport Services	5,186	4,034	9,899	8,087
Intersegment	85	—	147	—
	$25,239	$15,178	$43,191	$29,262

Cost of sales	16,559	8,456	26,873	16,139
Cost of services (excluding depreciation and amortization)	3,786	2,932	6,984	5,619
Selling, general and administrative expenses, (excluding depreciation and amortization)	2,318	2,291	4,503	4,701
Depreciation and amortization	927	768	1,802	1,505

Operating income	$1,649	$731	$3,029	$1,298
Net income	$990	$437	$1,812	$775

Capital expenditures	$1,017	$2,593	$2,101	$3,100

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